Exhibit 10.16

June 20, 2003

Mr. Jack Griffin
401 Brookbend Road
Fairfield, Connecticut 06824

Dear Jack:

This is to confirm Meredith Corporation's offer to employ you in New York, New York, as President, Magazine Group of Meredith Corporation, reporting to Steve Lacy (or his successor if applicable), and the terms and conditions of your employment. In your position, you will have the full responsibility and authority commensurate with being President of Meredith's Magazine Group.

Your base salary (annualized) for year one (start date through 6/30/04) will be $500,000. Subsequent to year one, you will be eligible for merit consideration pursuant to company policy. You will be eligible to participate in the Meredith Management Incentive Plan (or any successor or replacement annual incentive plan of Meredith) ("MIP") for such periods as it continues in effect, subject to the terms of the Plan and to the discretion vested in Meredith by the Plan. Under this Plan you will receive a guaranteed Target Bonus for the 03/04 fiscal year of sixty percent (60%) of base pay (i.e. $300,000), assuming you remain within Meredith's employment throughout the 03/04 fiscal year, subject to approval of the Compensation Committee at its regular August 2003 meeting.

You will receive a one time Signing Bonus of One Hundred Seventy-Five Thousand Dollars ($175,000.00) less applicable withholdings and deductions.

You will receive an Annual Stay Bonus of Seventy-Five Thousand Dollars ($75,000.00) less applicable withholdings and deductions, to be payable in twelve (12) equal installments of Six Thousand Two Hundred-Fifty Dollars ($6,250) commencing with the first regular payday in July 2004 and continuing on the first regular payday of each month thereafter, conditioned on your continuing employment with Meredith on each such payday.

Meredith will pay up to Thirty Thousand Dollars ($30,000) less applicable withholdings and deductions to reimburse you for those closing costs associated with the refinancing of your residences located in Connecticut and Massachusetts, upon receipt of verification of such expenditures incurred by you.

You will be provided with a one time grant of 10,000 shares of restricted stock (with a three (3) year cliff vesting), at the August 2003 meeting of the Compensation Committee of Meredith's Board of Directors, subject to the Committee's approval of said grant.

You will be granted 25,000 nonqualified unrestricted stock options (with a three (3) year cliff vesting) in accordance with the terms and provisions of Meredith's nonqualified stock incentive plan, at the August 2003 meeting of the Compensation Committee of Meredith's Board of Directors, subject to the Committee's approval of said grant.

Subsequent to the 03/04 fiscal year, you will be entitled to participate in Meredith's executive long term incentive plan, in accordance with all of the terms and provisions of such plan as determined by the Compensation Committee of Meredith's Board of Directors upon the recommendation of the Chief Executive Officer of Meredith.

You will also be entitled to participate in the Meredith Executive Stock Ownership Program with a target ownership goal of Twenty Thousand (20,000) shares.

Meredith will reimburse you in accordance with Meredith policy, for reasonable expenses incurred by you in connection with the performance of your duties for Meredith, including, without limitation, for reasonable meals, transportation and living expenses incurred by you in performing your services.

Meredith will provide you with an automobile allowance during your employment, pursuant to Meredith's executive automobile policy. In addition, Meredith will reimburse you for the regular annual dues for the Union League Club and the Yale Club, and for initiation fees and regular annual dues for a mutually agreed upon Country Club, incurred by you in furtherance of Meredith's business. These benefits will be subject to applicable withholdings and deductions.

You will be entitled to reasonable vacation time, (not less than four (4) weeks per year) consistent with your executive position and the policies of Meredith. To the extent you otherwise qualify for the following benefits under the terms and conditions of each benefit, you will also be entitled to participate in Meredith's short term disability, long term disability, life and medical insurance, Meredith's Savings and Investment Plan (401K), Meredith's Employees' Retirement Income Plan, and Meredith's nonqualified retirement plans.

Simultaneously, with the execution of this Employment Agreement, you and Meredith will also enter into Meredith's Amended and Restated Severance Agreement ("Severance Agreement").

It is understood that this Employment Agreement may be terminated at any time for "cause" in which case you will receive only your Base Salary through the date on which notice of termination is given. Cause is defined as misconduct in the performance of duties (including, but not limited to a violation of the Meredith Code of Business Conduct and Ethics, or any successors thereto), commission of a felony, or a crime involving the misappropriation of Meredith property, insubordination (after due written warning thereof and an opportunity to cure), professional misconduct that can reasonably be expected to bring public embarrassment or disgrace to Meredith, or your inability to perform your duties due to death or disability.

If Meredith terminates your employment without cause, then you will receive the equivalent of your regular biweekly Base Pay, on a regular payday basis, plus group health insurance coverage for a period of twelve months following the date of notice to you. If you have not located comparable employment within the date of notice to you, then you will receive an additional six months of salary continuation unless and until you have located comparable employment. Furthermore, if such termination occurs prior to the three year cliff vesting of the restricted stock and the stock options described above, that restricted stock and those stock options will continue to vest on schedule, and you will have the right to exercise those vested stock options for a period ending on the Date of Expiration set forth in the Stock Option Agreement.

If your employment is terminated without cause or due to death or disability, then you will also receive a proportionate part of any MIP Bonus for the fiscal year in which the termination occurs.

In return for the above consideration and in acceptance of this offer you agree to the following terms below:

1. While this Employment Agreement is in effect:

A.  And for a period of twelve months thereafter (restricted period), you will not solicit for employment, refer for employment, employ in any capacity or advise or recommend to any other person or entity that it employ or solicit for employment any person who as of your last day of employment, or at any time during the restricted period, was an employee in Meredith's Publishing Group; and

B.  In the event that you voluntarily terminate your employment with Meredith, then for a period of nine months following such termination, you will not render services directly or indirectly as an employee, officer, director, consultant, independent contractor, or in any other capacity with respect to the entities set forth in Schedule A hereto, provided however, that this Clause 1.B. will not apply, 1) in the event of your relocation to any place more than twenty-five (25) miles from the New York, New York location at which you historically perform your duties or from the location where you maintain your primary residence, except for required travel by you on Meredith business; or 2) in the event of a change in your reporting relationship such that you do not report directly to the President, Publishing Group of Meredith; President of Meredith; Meredith's Chief Executive Officer; or the Board of Directors. In the event the circumstances set forth in this Clause 1.B.1) or 1.B.2) apply, then such voluntary termination shall be treated as a termination without cause for purposes of this Employment Agreement.

2. You will not use, divulge, sell or deliver to or for yourself or any other person, firm or corporation other than Meredith any confidential information of Meredith in any form or memoranda, reports, computer software and data banks, customer lists, employee lists, contracts, strategic plans and any and all other documents containing trade secrets concerning Meredith and its business operations ("Confidential Information"). Confidential Information does not include information available from or which can be ascertained through public means (e.g., phone books, published materials or industry publications). You will destroy or surrender to Meredith all Confidential Information and all other property belonging to Meredith at the conclusion of your employment.

3. You agree to cooperate with Meredith, in the truthful and honest prosecution and/or defense of any claim in which Meredith may have an interest (with the right of reimbursement for reasonable expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving Meredith, permitting interviews with representatives of Meredith, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in your possession or control arising out of your employment in a reasonable time, place and manner.

This Employment Agreement, including related stock option plans and the Severance Agreement, contain all of the understandings and agreements between you and Meredith as of the execution of this Employment Agreement and they supersede and terminate all other understandings and agreements relating to your employment with Meredith.

If any provision of this Employment Agreement shall be held to be invalid or unenforceable, the remainder of this Employment Agreement shall nevertheless remain in full force and effect. If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

This Employment Agreement shall be governed by New York law.

Meredith Corporation and I look forward to our association with you under the terms expressed above. Please confirm your acceptance by signing as indicated below.

MEREDITH CORPORATION

By:   /s/ Steve Lacy

Steve Lacy

I understand and accept the terms and conditions of my employment with Meredith as expressed above.

By:   /s/ Jack Griffin

Jack Griffin

Schedule A

AOL Time Warner (Magazine-Operations)
American Media
Conde Nast
Disney (Magazine-Operations)
Gruner + Jahr
Hachette
Hearst (Magazine-Operations)
Martha Stewart omnimedia
Mary Englebriet
Primedia
Readers' Digest
Rodale
The Scripps Network
i Village